Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated October 23, 2008 relating to the consolidated financial statements of Monsanto Company and subsidiaries (the “Company”) (which reports express an unqualified opinion and include an explanatory paragraph regarding the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109; Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R); and Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations – an interpretation of FASB Statement No. 143, effective September 1, 2007, August 31, 2007, and August 31, 2006, respectively) and the effectiveness of Monsanto Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Monsanto Company and subsidiaries for the year ended August 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

St. Louis, Missouri

October 31, 2008